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                                                                     Exhibit 5.1

                       [Vinson & Elkins L.L.P. Letterhead]



June 2, 2003

DuPont Photomasks, Inc.
131 Old Settlers Boulevard
Round Rock, Texas  78664

Re: DuPont Photomasks, Inc. 1.25% Convertible Subordinated Notes due May 15, 2008 and Common Stock Issuable Upon Conversion Thereof

Ladies and Gentlemen:

     We have acted as counsel to DuPont Photomasks, Inc., a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Securities Act"), covering the offer and sale by selling securityholders of $125,000,000 aggregate principal amount of 1.25% Convertible Subordinated Notes due May 15, 2008 (the "Notes"), and an indeterminate number of shares of common stock, par value $.01 per share, of the Company issuable upon the conversion of the Notes (the "Conversion Shares").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture (the "Indenture") dated as of May 5, 2003 between the Company and JPMorgan Chase Bank, as trustee (the "Trustee"), and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed.

     In making our examination, we have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted as certified or photostatic copies conform to the originals thereof. In addition, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a valid and legally binding obligation of the Trustee, and (ii) the Notes have been authenticated by the Trustee in accordance with the provisions of the Indenture.

     Based upon the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Notes have been duly authorized by all necessary corporate action of the Company and constitute legal, valid and binding obligations of the Company, subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors' rights generally.

2. The Conversion Shares have been duly authorized and reserved for issuance and, when issued upon conversion of the Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable.

     The opinions set forth above are limited in all respects to the laws of the State of Texas, the contract laws of the State of New York, the General Corporation Law of the State of Delaware and the applicable federal laws of the United States. We express no opinion as to, and for the purposes of the opinions set forth herein we have conducted no investigation of, any other laws.

     The opinions expressed herein are given as of the date hereof, and we do not undertake to advise you of any events occurring subsequent to the date hereof that might affect the matters covered by any of such opinions.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the caption "Legal Matters." By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                                  Very truly yours,

                                                  /s/ Vinson & Elkins L.L.P.


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